Exhibit 10.1

Execution Version

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) dated as of April 28, 2015, is made by and among RHINO ENERGY LLC, a Delaware limited liability company (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under the Credit Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated July 29, 2011, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated April 18, 2013, as amended by that certain Second Amendment and Consent to Amended and Restated Credit Agreement dated March 19, 2014 (as the same may be further amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower wishes to make certain changes to certain covenants, extend the Expiration Date, reduce the Revolving Credit Commitments and Letter of Credit Sublimit, and make other modifications as set forth below.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.                                      Definitions.  Except as set forth in this Amendment, defined terms used herein shall have the meanings given to them in the Credit Agreement.

2.                                      Amendment to Credit Agreement

(a)                                 Defined Terms - New.  Section 1.1 of the Credit Agreement shall be amended by adding the following new definitions thereto in proper alphabetical order:

Capital Expenditures shall mean for any period, the aggregate of all expenditures by Loan Parties for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.

Covered Entity shall mean (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Extension Conditions shall mean the occurrence of the following:

i.                                          The delivery of a quarterly compliance certificate for the applicable Testing Period in accordance with the terms and conditions set forth in Section 8.3.3. of the Credit Agreement that demonstrates compliance with the Credit Agreement;

ii.                                       The Leverage Ratio for such Testing Period shall be less than or equal to 2.75 to 1.00; and

iii.                                    The Borrower shall demonstrate Liquidity during such fiscal period of greater than or equal to $15,000,000.

The Borrower and Loan Parties may elect to satisfy the Extension Conditions at either fiscal period of the Testing Period.  For the avoidance of doubt, the Borrower acknowledges that it must comply with all of the Extension Conditions simultaneously during a singular Testing Period.  If the Extension Conditions are not simultaneously met at one of the two Testing Periods, the Reversion will take effect.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fixed Charge Coverage Ratio shall mean the ratio of Consolidated EBITDA minus Maintenance Capital Expenditures to Fixed Charges.

Fixed Charges shall mean for any period of determination the sum of cash interest expense, scheduled principal installments on Indebtedness (as adjusted for prepayments), dividends and distributions, in the case of the Loan Parties for such period determined and consolidated in accordance with GAAP.

Liquidity shall mean Availability plus cash and cash equivalents of the Loan Parties.

Liquidity Event shall mean (i) the issuance of any equity by any Loan Party or its Subsidiaries on or after the Third Amendment Effective Date, or (ii) the disposition of any assets pursuant to Section 8.2.7(vi) of this Agreement on or after the Third Amendment Effective Date.

Maintenance Capital Expenditures shall have the meaning assigned to the term “Maintenance Capital Expenditures” in the Partnership Agreement.; provided, that, that for the purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition or disposition of an investment (including any investments in the Excluded Subsidiaries), business or assets disposed of by the Loan Parties, Maintenance Capital Expenditures shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition or disposition of an investment (including any investments in the Excluded Subsidiaries), business or assets disposed of by the Loan Parties had been consummated at the beginning of such period.

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Reversion shall mean the failure of the Borrower to satisfy all of the Extension Conditions simultaneously during one of the Testing Periods, which failure will automatically result in the Expiration Date reverting back to July 29, 2016.

Testing Period shall mean the four fiscal quarters ending December 31, 2015 and the four fiscal quarters period ending March 31, 2016.

Third Amendment Effective Date shall mean April 28, 2015.

(b)                                 Defined Terms - Amended.  The following definitions contained in Section 1.1 of the Credit Agreement shall be amended and restated as follows:

Anti-Terrorism Laws shall mean any Laws relating to terrorism or, trade sanctions programs and embargoes, import/export licensing, money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced). from time to time.

Consolidated EBITDA shall mean, for any period of determination, Consolidated Net Income for such period, (x) excluding therefrom (A) any non-cash items of gain or loss (including those items created by mandated changes in accounting treatment) and (B) in the event that the Loan Parties own less than all of the equity interests in any Person, any income attributable to such Person, provided, however, cash received from such Person in the form of dividends or distributions in excess of the aggregate amount of any loans, advances and investments made by the Loan Parties to such Person during such period of determination shall be included in Consolidated Net Income, plus (y) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of:  (i) Consolidated Interest Expense, (ii) income taxes, (iii) depletion and depreciation expense and (iv) amortization expense; provided, however, that for the purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition or disposition of an investment (including any investments in the Excluded Subsidiaries), business or assets disposed of by the Loan Parties, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition or disposition of an investment (including any investments in the Excluded Subsidiaries), business or assets disposed of by the Loan Parties had been consummated at the beginning of such period, and provided, further, that for the purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to Section 8.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall be calculated as if such disposition had been consummated at the beginning of such period; and provided, further, that for the purposes of this definition, with respect to any investment (including any investments in the Excluded Subsidiaries), business or assets disposed of by the Loan Parties pursuant to Section 8.2.7 [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall exclude any gain or loss arising from the disposition of such investment (including any investments in the Excluded Subsidiaries), business or assets.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender,  U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA. (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Expiration Date shall mean, with respect to the Revolving Credit Commitments, and subject to the Reversion, July 31, 2017.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

(c)                                  Commitment Reduction.  Pursuant to Section 2.12 of the Credit Agreement, the Borrower hereby requests that, effective as of the Third Amendment Effective Date, the Revolving Credit Commitments be reduced to $100,000,000.  The Administrative Agent and the Lenders hereby waive the requirement of five days’ prior written notice required under Section 2.12 of the Credit Agreement with respect to such Revolving Credit Commitment reduction.

(d)                                 Deletion of Right of Increase Revolving Credit Comments.  The text of Section 2.11 shall be deleted and replaced with the phrase “[Intentionally Deleted]”.

(e)                                  Letter of Credit Sublimit Reduction.  The Letter of Credit Sublimit set forth in Section 2.9.1 shall be reduced by deleting the reference to “$75,000,000” therein and replacing it with the amount of “$50,000,000”.

(f)                                   Pricing Grid Amendment.  The pricing grid set forth on Schedule 1.1(A) of the Credit Agreement shall be amended and restated by Schedule 1.1(A) to this Amendment.

(g)                                  Reduction of Revolving Credit Commitment.  Section 2.12 of the Credit Agreement shall be amended and restated as follows:

“2.12                  Reduction of Revolving Credit Commitment.  Upon the occurrence of a Liquidity Event (a) which when aggregated with all other Liquidity Events that have occurred to date results in net proceeds of $35,000,000 or less, the cash from such net proceeds shall further reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments on a dollar for dollar basis in an amount up to $10,000,000, and (b) which when aggregated with all other Liquidity Events that have occurred to date results in net proceeds of more than $35,000,000, the cash from such net proceeds shall further reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments on a dollar for dollar basis until such time as the Revolving Credit Commitments have been reduced in their entirety; provided further that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  As used in this section, the term “net proceeds” shall mean the gross proceeds from such Liquidity Event less any accompanying cash sales costs incurred, such as legal, engineering, etc.

Additionally, the Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in whole multiples of $1,000,000, or to terminate completely the

Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.1. shall be irrevocable.”

(h)                                 Taxes.  Section 5.9 of the Credit Agreement shall be amended and restated as follows:

“5.9                         Taxes.

5.9.1                     Issuing Lender.  For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2                     Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3                     Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4                     Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5                     Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5[Indemnification by the Lenders].

5.9.6                     Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7                     Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 0(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax

Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8                     Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.9 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9                     Survival.  Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.”

(i)                                     Anti-Terrorism Laws.  Section 8.1.9 of the Credit Agreement is hereby amended and restated as follows:

“8.1.9  Anti-Terrorism Laws; International Trade Law Compliance.  (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance .”

(j)                                    Loans and Investments.  Sections 8.2.4(v) and (vi) of the Credit Agreement shall be amended and restated as follows:

“(v)                           if (a) the pro forma Leverage Ratio of the Loan Parties, immediately prior to and after giving effect to such investment, is less than or equal to 3.0 to 1.0, and (b) the Liquidity, immediately prior to and after giving effect to such investment, is at least $20,000,000, investments (including any investments in the Excluded Subsidiaries) not otherwise permitted by this Section 8.2.4 in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that investments in the MLP are specifically excluded; and

(vi)                              if (a) the pro forma Leverage Ratio of the Loan Parties, immediately prior to and after giving effect to such investment, is less than or equal to 3.0 to 1.0, and (b) the

Availability of the Loan Parties, immediately prior to and after giving effect to such investment, is at least $20,000,000, investments (other than by the MLP) in Hydrocarbons, Hydrocarbon Interests and Hydrocarbon Auxiliary Assets and Activities on or after the Second Amendment Effective Date in an aggregate amount not to exceed $10,000,000, in each instance excluding those existing investments set forth on Schedule 8.2.4(vi).”

(k)                                 Dividends and Related Distributions.  Section 8.2.5(v) of the Credit Agreement shall be amended and restated as follows:

“(v)                           so long as no Event of Default or Potential Default exists and is continuing or would result therefrom, the MLP and the Borrower may declare, make or incur a liability to make distributions to fund MLP Quarterly Distributions; provided that (A) such MLP Quarterly Distributions are made in accordance with the provisions of the Partnership Agreement; (B) the aggregate amount of MLP Quarterly Distributions with respect to any fiscal quarter shall not exceed MLP Available Cash for such fiscal quarter; and (C) the maximum MLP Quarterly Distributions shall not exceed $0.035 per unit unless (i) the pro forma Leverage Ratio of the Loan Parties immediately prior to and after giving effect to such distribution, is less than or equal to 3.0 to 1.0, and (ii) the Availability of the Loan Parties, immediately prior to and after giving effect to such investment, is at least $20,000,000.”

(l)                                     Issuance of Stock, Partnership Interests or Member Interests.  Section 8.2.13 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.13                                                        Issuance of Stock, Partnership Interests or Member Interests.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to issue any additional shares of such Loan Party’s capital stock (if it is a corporation), partnership interests of such Loan Party (if it is a partnership) or limited liability company interests of such Loan Party (if it is a limited liability company); or any options, warrants or other rights in respect thereof unless the proceeds of such equity issuance are used to reduce the Commitments in the manner set forth in Section 2.12 of this Agreement.  The issuance of MLP common units under the MLP’s Long Term Incentive Plan to eligible employees of the Partnership and members of the board of directors of the General Partner shall be excluded from this requirement.”

(m)                             Disposition of Assets or Subsidiaries.  Section 8.2.7 of the Credit Agreement shall be amended to (1) delete the amount of “$5,000,000” in subsection (iv) and replace such amount with “$2,500,000”, (2) replace the “.” at the end of subsection (v) and insert the following:

“; and

(vi) subject to the Commitment reduction provisions of Section 2.12 of this Agreement, any other sale, conveyance, assignment, lease, abandonment or other transfer or disposal of assets or Subsidiaries.”

(n)                                 Maximum Leverage Ratio.  Section 8.2.17 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.17                                                        Maximum Leverage Ratio.  The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed the ratio set forth below for the periods specified below as at the end of each such fiscal quarter:

Period	Ratio
For the fiscal quarter ending June 30, 2015 through the fiscal quarter ending September 30, 2015	3.75 to 1.00, or such lower amount as provided for below
For the fiscal quarter ending December 31, 2015	3.50 to 1.00, or such lower amount as provided for below
For the fiscal quarter ending March 31, 2016	3.25 to 1.00, or such lower amount as provided for below
For the fiscal quarter ending June 30, 2016, and each fiscal quarter thereafter	3.00 to 1.00

Notwithstanding the above, each Leverage Ratio set forth in the above chart shall be reduced by 0.25 to 1.00 for every $10,000,000 of gross cash proceeds, in the aggregate, received by the Loan Parties after the date of the Third Amendment from a Liquidity Event; provided, however, that in no event shall the maximum permitted Leverage Ratio be reduced below 3.00 to 1.00.”

(o)                                 Minimum Interest Coverage Ratio.  Section 8.2.18 of the Credit Agreement shall be amended and restated in its entirety as follows:

“8.2.18                                                        [Intentionally Omitted].”

(p)                                 Minimum Fixed Charge Coverage Ratio.  Section 8.2 of the Credit Agreement shall be amended to add the following covenant to the end thereof:

“8.2.20                                                        Minimum Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending September 30, 2015, the Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.1 to 1.0.”

(q)                                 Maximum Capital Expenditures.  Section 8.2 of the Credit Agreement shall be amended to add the following covenant to the end thereof:

“8.2.21                                                        Maximum Capital Expenditures.  The Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any payments exceeding the amounts indicated below in the aggregate in any fiscal year on account of Capital Expenditures:

Period	Amount
2015 fiscal year	$20,000,000
Each fiscal year thereafter	$27,500,000

Provided, however, to the extent that the Capital Expenditure of the Loan Parties for any fiscal year are less than indicated in the above chart, the Loan Parties may increase the following year’s Capital Expenditure the lesser of such unused amount or $5,000,000.”

(r)                                    Schedules.  Schedule 6.1.28 — Excluded Property to the Credit Agreement shall be replaced by the new Schedule 6.1.28 attached to this Amendment.

3.                                      Conditions Precedent.  The Borrower acknowledges and agrees that this Amendment and the Administrative Agent and Lenders’ consent set forth in this Amendment are subject to the following conditions precedent as determined by the Administrative Agent to its satisfaction:

(a)                                 Execution and Delivery of Amendment.  The Borrower, the Loan Parties, the Administrative Agent, and all Lenders shall have executed and delivered this Amendment, and all other documentation necessary for effectiveness of this Amendment shall have been executed and delivered all to the satisfaction of the Borrower, the Lenders and the Administrative Agent.

(b)                                 Officer’s Certificate.  The representations and warranties of the Borrower contained in Section 6 of the Credit Agreement including as amended by the modifications and additional representations and warranties of this Amendment, and of each Loan Party in each of the other Loan Documents shall be true and accurate on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Lender a certificate of the Borrower dated the date hereof and signed by the Chief Executive Officer, President, or Chief Financial Officer of the Borrower to each such effect.

(c)                                  Secretary’s Certificate.  There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated the date hereof and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i)                                     all action taken by each Loan Party in connection with this Amendment and the other Loan Documents;

(ii)                                  the names of the officer or officers authorized to sign this Amendment and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Amendment and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii)                               copies of its organizational documents, including its certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement or limited liability company certificate and operating agreement, as the case may be, as in effect on the date hereof and, in the case of the certificate of incorporation of the Borrower, certified by the appropriate state official where such document is filed in a state office (or, in the event that no change has been made to such organizational documents previously delivered to the Administrative Agent, so certified by the Secretary or Assistant Secretary of such Loan Party), together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in the state of its formation and the state of its principal place of business.

(d)                                 Opinions of Counsel.  There shall be delivered to the Administrative Agent for the benefit of each Lender a written opinion of Frost Brown Todd LLC (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent) dated the date hereof and in form and substance satisfactory to the Administrative Agent and its counsel as to such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(e)                                  No Defaults under Other Obligations.  No default under any note, credit agreement or other document relating to existing Indebtedness of any of the Loan Parties shall occur as a result of this Amendment.

(f)                                   No Actions or Proceedings.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Amendment, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Amendment or any of the other Loan Documents.

(g)                                  Consents.  All material consents required to effectuate the transactions contemplated by this Amendment and the other Loan Documents and shall have been obtained.

(h)                                 Financial Projections.  There shall have been delivered to the Administrative Agent for the benefit of each Lender copies of the financial projections of the Borrower and its Subsidiaries, including a balance sheet, income statement, statement of cash flows and assumptions used to prepare such projections, for the period commencing with fiscal year 2015 through and including fiscal year 2018, which shall all be satisfactory to the Administrative Agent.

(i)                                     Reasonableness Review.  The Loan Parties shall have a reasonableness report prepared by John T. Boyd (or another consultant satisfactory to the Administrative Agent) and delivered to the Administrative Agent, all in form and substance satisfactory to the Administrative Agent and at the expense of the Loan Parties.

(j)                                    Confirmation of Guaranty.  Each of the Guarantors confirms that they have read and understand the Amendment.  In order to induce the Lenders, the Administrative Agent and the other Agents to enter into the Amendment, each of the Guarantors: (i) consents to the Amendment and the transactions contemplated thereby; (ii) ratifies and confirms each of the Loan Documents to which it is a party; (iii) ratifies, agrees and confirms that it has been a Guarantor and a Loan Party at all times since it became a Guarantor and a Loan Party and from and after the date hereof, each Guarantor shall continue to be a Guarantor and a Loan Party in accordance with the terms of the Loan Documents, as the same may be amended in connection with the Amendment and the transactions contemplated thereby; and (iv) hereby ratifies and confirms its obligations under each of the Loan Documents (including all exhibits and schedules thereto), as the same may be amended in connection with the Amendment and the transactions contemplated thereby, by signing below as indicated and hereby acknowledges and agrees that nothing contained in any of such Loan Documents is intended to create, nor shall it constitute an interruption, suspension of continuity, satisfaction, discharge of prior duties, novation or termination of the indebtedness, loans, liabilities, expenses, guaranty or obligations of any of the Loan Parties under the Credit Agreement or any other such Loan Document.

(k)                                 Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Amendment and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.

(l)                                     Payment of Fees.  The Borrowers shall have paid to the Administrative Agent for itself and for the account of the applicable Lenders (a) all fees as required hereunder, including a fee to each Lender that consented to this Amendment in writing on or before 12:00 p.m. (Eastern time), April 28, 2015, equal to one hundred (100) basis points of such Lender’s Revolving Credit Commitment as of the date hereof, after giving effect to the Revolving Credit Commitment reduction, and (b) all other fees, costs and expenses payable to the Administrative Agent for which the Administrative Agent is entitled to be reimbursed, including but not limited to the fees and expenses of the Administrative Agent’s legal counsel.

4.                                      Legal Details.  All legal details and proceedings in connection with the transactions contemplated by this Amendment are in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent has received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and its counsel, as the Administrative Agent or its counsel may reasonably request.

5.                                      Representations and Warranties.  By its execution and delivery of this Amendment to Administrative Agent, Borrower, and each of the other Loan Parties represents and warrants to Administrative Agent and Lenders as follows:

(a)                                 Authorization, Etc.  Each Loan Party has duly authorized, executed, and delivered this Amendment.

(b)                                 Material Adverse Change.  After giving effect to this Amendment, no Material Adverse Change shall have occurred with respect to Borrower or any of the other Loan Parties since the Closing Date of the Credit Agreement.

(c)                                  Litigation.  After giving effect to this Amendment, there are no actions, suits, investigations, litigation, or governmental proceedings pending or, to Borrower’s or any other Loan Party’s knowledge, threatened against any of the Loan Parties that could reasonably be expected to result in a Material Adverse Change.

(d)                                 Loan Documents.  The representations and warranties set forth in the Credit Agreement and the Loan Documents shall be true and correct on and as of the date of this Amendment with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties that relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and no Event of Default shall exist and be continuing under the Credit Agreement or under any Loan Document as of the date of this Amendment.

6.                                      Organizational Documents Not Amended.  As of the date hereof, the organizational documents of such Loan Party have not been amended or modified since copies thereof were previously delivered to Administrative Agent.

7.                                      Miscellaneous.

(a)                                 Full Force and Effect.  All provisions of the Credit Agreement and the other Loan Documents remain in full force and effect on and after the date of this Amendment as expressly amended hereby.  The parties do not amend any provisions of the Credit Agreement or any other Loan Document except as expressly amended hereby.

(b)                                 Counterparts.  This Amendment may be signed in counterparts (by facsimile transmission or otherwise), but all of which together shall constitute one and the same instrument.

(c)                                  Incorporation into Credit Agreement.  This Amendment shall be incorporated into the Credit Agreement by this reference.  All representations, warranties, Events of Default, and covenants set forth herein shall be a part of the Credit Agreement as if originally contained therein.

(d)                                 Governing Law.  This Amendment shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(e)                                  No Novation.  Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Borrower, the other Loan Parties, each Lender, and Administrative Agent acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations, loans, liabilities, or indebtedness under the Credit Agreement or the other Loan Documents.

[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

BORROWER:

RHINO ENERGY LLC, a Delaware limited liability company

By:	/s/ Richard A. Boone	(SEAL)
Name: Richard A. Boone
Title: Executive Vice President and CFO

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

BUCK COAL, INC.

CAM AIRCRAFT LLC

CAM-BB LLC

CAM COAL TRADING LLC

CAM-COLORADO LLC

CAM-KENTUCKY REAL ESTATE LLC

CAM MINING LLC

CAM-OHIO REAL ESTATE LLC

CASTLE VALLEY MINING LLC

CLINTON STONE LLC

DEANE MINING LLC

HOPEDALE MINING LLC

LEESVILLE LAND, LLC

MCCLANE CANYON MINING LLC

PENNYRILE ENERGY LLC

RAM PROCESSING, INC.

RESERVE HOLDINGS LLC

RHINO COALFIELD SERVICES LLC

RHINO EASTERN LLC

RHINO ENERGY WV, LLC

RHINO EXPLORATION LLC

RHINO NORTHERN HOLDINGS LLC

RHINO OILFIELD SERVICES LLC

RHINO SERVICES LLC

RHINO TECHNOLOGIES LLC

RHINO TRUCKING LLC

ROCKHOUSE LAND LLC

SANDS HILL MINING LLC

SPRINGDALE LAND, LLC

TAYLORVILLE MINING LLC

THE ELK HORN COAL COMPANY, LLC

THE ELK HORN CORPORATION

TRIAD ROOF SUPPORT SYSTEMS LLC

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	Executive Vice President and CFO of each Guarantor listed above on behalf of each such Guarantor

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

RHINO RESOURCE PARTNERS LP

By:	Rhino GP LLC, its general partner

By:	/s/ Richard A. Boone
Name:	Richard A. Boone
Title:	Executive Vice President and CFO

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Richard C. Munsick
Name:	Richard C. Munsick
Title:	S.V.P

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

MUFG UNION BANK, N.A.

By:	/s/ Paul Farrell
Name:	Paul Farrell
Title:	Managing Director

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

RAYMOND JAMES BANK, N.A.

By:	/s/ H. Fred Coble, Jr.
Name:	H. Fred Coble, Jr.
Title:	Senior Vice President

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

THE HUNTINGTON NATIONAL BANK

By:	/s/ Joshua D. Elsea
Name:	Joshua D. Elsea
Title:	Vice President

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ David Maynard
Name:	David Maynard
Title:	Senior Vice President

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Kevin Garvey
Name:	Kevin Garvey
Title:	Vice President

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

ROYAL BANK OF CANADA

By:	/s/ Suzanne Kalcher
Name:	Suzanne Kalcher
Title:	Attorney-in-Fact
Royal Bank of Canada

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Troy Weaver
Name:	Troy Weaver
Title:	Senior Vice President

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[SIGNATURE PAGE — THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK

By:	/s/ Mark A. Woleslagle
Name:	Mark A. Woleslagle
Title:	Assistant Vice President

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SCHEDULE 1.1(A)

PRICING GRID —

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than 1.50 to 1.00	0.50%	3.50%	2.50%	3.50%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.50%	3.75%	2.75%	3.75%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.50%	4.00%	3.00%	4.00%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.50%	4.25%	3.25%	4.25%
V	Greater than or equal to 3.00 to 1.00	0.50%	4.50%	3.50%	4.50%

Notwithstanding anything contained herein to the contrary, all pricing shall be fixed at Level V until delivery of the June 30, 2015 compliance certificate and then recomputed based upon the Leverage Ratio as set forth below.

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

a)                                     The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower].  If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper

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calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or 4.3 [Interest After Default] or 9 [Default].  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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